Exhibit 12.1
                                                                       3/19/101

                             SAVANNAH POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                      the six years ended December 31, 2000






                                                                               Year ended December 31,
                                                    --------------------------------------------------------------------
                                                    1995        1996        1997        1998         1999       2000
                                                    ----        ----        ----        ----         ----       ----
                                                    -----------------------------Thousands of Dollars----------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $55,365     $53,824     $53,380     $52,832     $49,569     $52,020
      AFUDC - Debt funds                              450         333         164         133         485         324
      Rentals                                         517         885         897         735         471         545
                                                   -------     -------     -------     -------     -------     -------
         Earnings as defined                      $56,332     $55,042     $54,441     $53,700     $50,525     $52,889
                                                  ========    ========    ========    ========    ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $12,380     $11,564     $10,907     $10,383     $ 9,300     $ 9,259
   Interest on interim  obligations                   135         229         172         278         879       2,369
   Amort of debt disc, premium  and expense, net      448         579         739         853         948         963
   Other interest  charges                            406         377         369         641       4,036       3,210
   Rentals                                            517         885         897         735         471         545
                                                   -------    --------    --------    --------    --------    --------
         Fixed charges as defined                 $13,886     $13,634     $13,084     $12,890     $15,634     $16,346
                                                  ========    ========    ========    ========    ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                   4.06        4.04        4.16        4.17        3.23        3.24
                                                    =====       =====       =====       =====       =====        ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.